Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

BRT Realty Trust and Subsidiaries
Great Neck, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-190686, 333-128458, 333-118915, and 333-160569) and Form S-8 (Nos. 333-210168, 333-101681, 333-104461, 333-159903 and 333-182044) of BRT Realty Trust of our report dated February 19, 2016, relating to the statement of revenues and certain expenses of Madison at River Place, located at 4501 Sheraton Drive, Macon, GA for the year ended December 31, 2014, which appears in this Current Report on Form 8-K of BRT Realty Trust.

/s/ BDO USA, LLP

New York, New York
Date: June 14, 2016